Exhibit 99.1
August 3, 2022
USD Partners LP Announces Second Quarter 2022 Results
Houston, TX - USD Partners LP (NYSE: USDP) (the “Partnership”) announced today its operating and financial results for the three and six months ended June 30, 2022. Financial highlights with respect to the second quarter of 2022 include the following:
•Closed acquisition of the Hardisty South Terminal entities from its Sponsor, effective April 1, 2022
•Generated Net Cash Provided by Operating Activities of $6.2 million, Adjusted EBITDA(1) of $11.6 million and Distributable Cash Flow(1) of $10.2 million
•Reported Net Income of $3.8 million
•Declared a quarterly cash distribution of $0.1235 per unit ($0.494 per unit on an annualized basis) with approximately 2.5x Distributable Cash Flow Coverage(2)

“We are pleased to announce another eventful quarter at the Partnership,” said Dan Borgen, the Partnership’s Chief Executive Officer. “During the second quarter, we closed the acquisition of Hardisty South from our Sponsor as well as the simplification of the Partnership’s financial structure by eliminating its IDRs and economic GP interest. We feel that this was an appropriate step to maintain our momentum in 2022 and 2023 as we continue to have detailed discussions regarding our DRUbit™ by Rail™ network with new and existing customers to provide safer and economically beneficial Canadian crude transportation options. As always, we look forward to sharing additional announcements around our DRU program and other initiatives with you before the end of the year.”

Acquisition of Hardisty South
On April 6, 2022, the Partnership announced that it had closed the acquisition of the Hardisty South Terminal assets (“Hardisty South”) from USD Group LLC (“USDG” or the “Sponsor”), and exchanged the Sponsor’s economic general partner interest in the Partnership (“GP Interest”) for a non-economic GP Interest and eliminated the Sponsor’s incentive distribution rights (“IDRs”) in the Partnership for total consideration of $75 million in cash and approximately 5.75 million common units (the “Transaction”). The cash portion of the transaction was funded with borrowings under the Partnership’s $275 million senior secured credit facility.

The Transaction was approved by the Board of Directors of the general partner of the Partnership based on the approval and recommendation of its Conflicts Committee, which consists entirely of independent directors.

Today, the Partnership’s combined Hardisty Terminal has the designed takeaway capacity of three and one-half unit trains per day, or approximately 262,500 barrels per day, including the newly-acquired Hardisty South Terminal. The acquisition of the Hardisty South Terminal increases the size, scale and growth capacity of the Partnership’s asset base, while optimizing operational and commercial synergies of the Hardisty Terminal in order to capitalize on the potential future growth benefits associated with the Sponsor’s Diluent Recovery Unit (“DRU”) program.

Commercial Update
At the end of June 2022, contracts representing approximately 26% of the combined Hardisty Terminal’s capacity expired. In addition, the remaining contracted capacity at the Stroud Terminal also expired at the end of June 2022. Management is focused on renewing, extending or replacing the agreements that have expired or are set to expire at the Hardisty and Stroud Terminals in mid-2022 and mid-2023 with new, multi-year, take or pay commitments and is actively engaging with current and new customers. Given current and expected market conditions, the Partnership’s estimates for future heavy crude oil production in Western Canada and the current availability of egress alternatives, management believes that the Partnership will have the opportunity to renew and extend or replace the agreements that recently expired during the second half of 2022 or in early 2023.

Partnership’s Second Quarter 2022 Liquidity, Operational and Financial Results
Substantially all of the Partnership’s cash flows are generated from multi-year, take-or-pay terminalling services agreements related to its crude oil terminals, which include minimum monthly commitment fees. The Partnership’s customers include major integrated oil companies, refiners and marketers, the majority of which are investment-grade rated.

The Partnership’s financial statements have been retrospectively recast to include the pre-acquisition results of the Hardisty South acquisition because the acquisition represented a business combination between entities under common control.

The Partnership’s operating results for the second quarter of 2022 relative to the same quarter in 2021 were primarily influenced by lower revenue at Hardisty South due to revenue that was recognized in the second quarter of 2021 associated with an early contract cancellation payment with no similar occurrence in 2022. In addition, revenue at the Stroud Terminal was lower in the second quarter 2022 associated with a decrease in contracted volume commitments at the terminal that became effective August 2021. The Partnership also had lower storage revenue generated at its Casper Terminal associated with the end of one of its customer contracts that occurred in September 2021 coupled with lower throughput volumes at the terminal. Partially offsetting these decreases in revenue was higher revenue at the Partnership’s West Colton Terminal resulting from the commencement of the renewable diesel contract that occurred in December 2021.

The Partnership experienced lower operating costs during the second quarter of 2022 as compared to the second quarter of 2021 primarily attributable to a decrease in selling, general and administrative costs (“SG&A costs”) associated with the Hardisty South entities as well as a decrease in pipeline fee expenses. The lower pipeline fee expense is directly attributable to the relative decrease in Hardisty South revenue previously discussed, as compared to the second quarter of 2021. In addition, subcontracted rail services costs were lower due to decreased throughput at the terminals.

The second quarter 2021 SG&A costs include service fees paid by Hardisty South to our Sponsor related to a services agreement that was in place with our Sponsor prior to the Partnership’s acquisition of

Hardisty South. Upon the Partnership’s acquisition of Hardisty South, the services agreement between the acquired entities and the Partnership’s Sponsor was terminated and a similar agreement was established between those entities and the Partnership. This results in the service fee income being allocated to the Partnership, and therefore offsetting the expense in Hardisty South for periods subsequent to the acquisition date of April 1, 2022. Partially offsetting this decrease were higher corporate SG&A costs incurred in the second quarter of 2022 for legal and consulting fees related to the aforementioned acquisition of Hardisty South of approximately $2.6 million.

Partially offsetting the decreases mentioned above were higher operating and maintenance costs at the Hardisty and Hardisty South terminals for increased operational supplies, fuel and utilities costs primarily due to increased inflation rates.

Net income decreased in the second quarter of 2022 as compared to the second quarter of 2021 primarily because of the operating factors discussed above coupled with higher interest expense incurred during the second quarter of 2022 resulting from higher interest rates and a higher balance of debt outstanding during the quarter, partially offset by a decrease in commitment fees, as compared to the second quarter of 2021. Partially offsetting the decrease was a non-cash gain associated with the Partnership’s interest rate derivatives recognized in the second quarter of 2022 as compared to a non-cash loss recognized during the same period of 2021.

Net Cash Provided by Operating Activities for the quarter decreased 74% relative to the second quarter of 2021, primarily due to the operating factors discussed above and the general timing of receipts and payments of accounts receivable, accounts payable and deferred revenue balances.

Adjusted EBITDA and Distributable Cash Flow (“DCF”) both decreased by 29% for the quarter relative to the second quarter of 2021. The decrease in Adjusted EBITDA and DCF was primarily a result of the factors discussed above. Adjusted EBITDA and DCF for the three months ended June 30, 2022 include the impact of the aforementioned $2.6 million of transaction expenses incurred during the period associated with the recent acquisition of Hardisty South. Additionally, DCF was positively impacted by lower cash paid for interest, taxes and maintenance capital expenditures during the quarter.

As of June 30, 2022, the Partnership had approximately $4.3 million of unrestricted cash and cash equivalents and undrawn borrowing capacity of $43 million on its $275.0 million senior secured credit facility, subject to the Partnership’s continued compliance with financial covenants. As of the end of the second quarter of 2022, the Partnership had borrowings of $232.0 million outstanding under its revolving credit facility. The Partnership was in compliance with its financial covenants as of June 30, 2022. The Partnership’s acquisition of Hardisty South is treated as a Material Acquisition under the terms of its senior secured credit facility. As a result, the Partnership’s available borrowings will be limited to 5.0 times its 12-month trailing consolidated EBITDA through December 31, 2022, at which point it will revert back to 4.5 times the Partnership’s 12-month trailing consolidated EBITDA. As such, the borrowing capacity and available borrowings under the senior secured credit facility, including unrestricted cash and cash equivalents, was approximately $47.3 million as of June 30, 2022. Subsequent to quarter end, on July 27, 2022, the Partnership settled its existing interest rate swap for proceeds of $7.7 million. The Partnership plans to use the proceeds from this settlement to pay down outstanding debt on its senior secured credit facility. The Partnership simultaneously entered into a new interest rate swap that was made effective as of August 17, 2022. The new interest rate swap is a five-year contract with a $175.0 million notional value that fixes the secured overnight financing rate, or SOFR, to 2.686% for the notional value of the swap agreement instead of the variable rate that the Partnership pays under the Partnership’s Credit Agreement.

On July 20, 2022, the Partnership declared a quarterly cash distribution of $0.1235 per unit ($0.494 per unit on an annualized basis), the same as the amount distributed in the prior quarter. The distribution is payable on August 12, 2022, to unitholders of record at the close of business on August 3, 2022. The Partnership’s board determined to keep the distribution unchanged from the prior quarter and to evaluate the distribution on a quarterly basis going forward and will take into consideration updated commercial progress, including the Partnership’s ability to renew, extend or replace its customer agreements at the Hardisty and Stroud Terminals, as well as recent changes to the market.

Second Quarter 2022 Conference Call Information
The Partnership will host a conference call and webcast regarding second quarter 2022 results at 11:00 a.m. Eastern Time (10:00 a.m. Central Time) on Thursday, August 4, 2022.

To listen live over the Internet, participants are advised to log on to the Partnership’s website at www.usdpartners.com and select the “Events & Presentations” sub-tab under the “Investors” tab. To join via telephone, participants may dial (800) 909-7113 domestically or +1 (785) 830-1914 internationally, conference ID 6306282. Participants are advised to dial in at least five minutes prior to the call.

An audio replay of the conference call will be available for thirty days by dialing (800) 839-2434 domestically or +1 (402) 220-7211 internationally, conference ID 6306282. In addition, a replay of the audio webcast will be available by accessing the Partnership's website after the call is concluded.

About USD Partners LP
USD Partners LP is a fee-based, growth-oriented master limited partnership formed in 2014 by US Development Group, LLC (“USD”) to acquire, develop and operate midstream infrastructure and complementary logistics solutions for crude oil, biofuels and other energy-related products. The Partnership generates substantially all of its operating cash flows from multi-year, take-or-pay contracts with primarily investment grade customers, including major integrated oil companies, refiners and marketers. The Partnership’s principal assets include a network of crude oil terminals that facilitate the transportation of heavy crude oil from Western Canada to key demand centers across North America. The Partnership’s operations include railcar loading and unloading, storage and blending in on-site tanks, inbound and outbound pipeline connectivity, truck transloading, as well as other related logistics services. In addition, the Partnership provides customers with leased railcars and fleet services to facilitate the transportation of liquid hydrocarbons and biofuels by rail.

USD, which owns the general partner of USD Partners LP, is engaged in designing, developing, owning, and managing large-scale multi-modal logistics centers and energy-related infrastructure across North America. USD’s solutions create flexible market access for customers in significant growth areas and key demand centers, including Western Canada, the U.S. Gulf Coast and Mexico. Among other projects,

USD is currently pursuing the development of a premier energy logistics terminal on the Houston Ship Channel with capacity for substantial tank storage, multiple docks (including barge and deepwater), inbound and outbound pipeline connectivity, as well as a rail terminal with unit train capabilities. For additional information, please visit texasdeepwater.com. Information on websites referenced in this release is not part of this release.

Non-GAAP Financial Measures
The Partnership defines Adjusted EBITDA as Net Cash Provided by Operating Activities adjusted for changes in working capital items, interest, income taxes, foreign currency transaction gains and losses, and other items which do not affect the underlying cash flows produced by the Partnership’s businesses. Adjusted EBITDA is a non-GAAP, supplemental financial measure used by management and external users of the Partnership’s financial statements, such as investors and commercial banks, to assess:
•the Partnership’s liquidity and the ability of the Partnership’s businesses to produce sufficient cash flows to make distributions to the Partnership’s unitholders; and
•the Partnership’s ability to incur and service debt and fund capital expenditures.
The Partnership defines Distributable Cash Flow, or DCF, as Adjusted EBITDA less net cash paid for interest, income taxes and maintenance capital expenditures. DCF does not reflect changes in working capital balances. DCF is a non-GAAP, supplemental financial measure used by management and by external users of the Partnership’s financial statements, such as investors and commercial banks, to assess:
•the amount of cash available for making distributions to the Partnership’s unitholders;
•the excess cash flow being retained for use in enhancing the Partnership’s existing business; and
•the sustainability of the Partnership’s current distribution rate per unit.
The Partnership believes that the presentation of Adjusted EBITDA and DCF in this press release provides information that enhances an investor’s understanding of the Partnership’s ability to generate cash for payment of distributions and other purposes. The GAAP measure most directly comparable to Adjusted EBITDA and DCF is Net Cash Provided by Operating Activities. Adjusted EBITDA and DCF should not be considered alternatives to Net Cash Provided by Operating Activities or any other measure of liquidity presented in accordance with GAAP. Adjusted EBITDA and DCF exclude some, but not all, items that affect Net Cash Provided by Operating Activities and these measures may vary among other companies. As a result, Adjusted EBITDA and DCF may not be comparable to similarly titled measures of other companies. Reconciliations of Net Cash Provided by Operating Activities to Adjusted EBITDA and DCF are presented in this press release.

Cautionary Note Regarding Forward-Looking Statements
This press release contains forward-looking statements within the meaning of U.S. federal securities laws, including statements with respect to the ability of the Partnership and USD to achieve contract extensions, new customer agreements and expansions, and the timing of such extensions, new customer agreements and expansions, if at all; the ability of the Partnership and USD to develop existing and future additional projects and expansion opportunities (including successful completion of USD’s DRU) and whether those projects and opportunities developed by USD would be made available for acquisition, or acquired, by the Partnership; volumes at, and demand for, the Partnership’s terminals; the acquisition of the Hardisty South Terminal from USDG and its anticipated benefits; and the amount and timing of future distribution payments and distribution growth. Words and phrases such as “expect,” “plan,” “intent,” “believes,” “projects,” “begin,” “anticipates,” “subject to” and similar expressions are used to identify such forward-looking statements. However, the absence of these words does not mean that a statement is not forward-looking. Forward-looking statements relating to the Partnership are based on management’s expectations, estimates and projections about the Partnership, its interests and the energy industry in general on the date this press release was issued. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecast in such forward-looking statements. Factors that could cause actual results or events to differ materially from those described in the forward-looking statements include the impact of the novel coronavirus (COVID-19) pandemic and related economic downturn and changes in general economic conditions and commodity prices, and the Partnership’s ability to renew, extend or replace customer agreements at the Hardisty and Stroud Terminals, as well as those factors set forth under the heading “Risk Factors” and elsewhere in the Partnership’s most recent Annual Report on Form 10-K and in the Partnership’s subsequent filings with the Securities and Exchange Commission (many of which may be amplified by the COVID-19 pandemic and the volatility in demand for and prices of crude oil, natural gas and natural gas liquids). The Partnership is under no obligation (and expressly disclaims any such obligation) to update or alter its forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

'(1)
The Partnership presents both GAAP and non-GAAP financial measures in this press release to assist in understanding the Partnership’s liquidity and ability to fund distributions. See “Non-GAAP Financial Measures” and reconciliations of Net Cash Provided by Operating Activities, the most directly comparable GAAP measure, to Adjusted EBITDA and Distributable Cash Flow in this press release.

'(2)
The Partnership calculates quarterly Distributable Cash Flow Coverage by dividing Distributable Cash Flow for the quarter as presented in this press release by the cash distributions declared for the quarter, or approximately $4.1 million.

USD Partners LP
Consolidated Statements of Operations
For the Three and Six Months Ended June 30, 2022 and 2021
(unaudited)

	For the Three Months Ended		For the Six Months Ended
	June 30,		June 30,
	2022	2021 (1)	2022	2021 (1)
	(in thousands)
Revenues
Terminalling services	$31,704	$88,981	$65,527	$130,112
Terminalling services — related party	662	1,111	1,317	2,214
Fleet leases — related party	913	983	1,825	1,967
Fleet services	—	—	—	24
Fleet services — related party	299	228	598	455
Freight and other reimbursables	163	210	260	368
Total revenues	33,741	91,513	69,527	135,140
Operating costs
Subcontracted rail services	3,604	4,704	7,595	8,878
Pipeline fees	8,389	26,625	16,890	37,566
Freight and other reimbursables	163	210	260	368
Operating and maintenance	3,090	2,836	6,576	5,983
Operating and maintenance — related party	127	—	258	—
Selling, general and administrative	4,830	2,693	8,252	5,978
Selling, general and administrative — related party	2,565	39,522	7,889	49,370
Depreciation and amortization	5,765	5,773	11,604	11,509
Total operating costs	28,533	82,363	59,324	119,652
Operating income	5,208	9,150	10,203	15,488
Interest expense	2,097	1,745	3,599	3,661
Loss (gain) associated with derivative instruments	(812)	718	(6,896)	(2,358)
Foreign currency transaction loss (gain)	143	(521)	1,790	(789)
Other expense (income), net	(4)	3	(27)	(16)
Income before income taxes	3,784	7,205	11,737	14,990
Provision for (benefit from) income taxes	(21)	319	459	580
Net income	$3,805	$6,886	$11,278	$14,410

(1)	The Partnership’s consolidated financial statements have been retrospectively recast to include the pre-acquisition results of the Hardisty South Terminal Acquisition which we acquired effective April 1, 2022 because the transaction was between entities under common control.

USD Partners LP
Consolidated Statements of Cash Flows
For the Three and Six Months Ended June 30, 2022 and 2021
(unaudited)

	For the Three Months Ended		For the Six Months Ended
	June 30,		June 30,
	2022	2021 (1)	2022	2021 (1)
	(in thousands)

Cash flows from operating activities:
Net income	$3,805	$6,886	$11,278	$14,410
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	5,765	5,773	11,604	11,509
Loss (gain) associated with derivative instruments	(812)	718	(6,896)	(2,358)
Settlement of derivative contracts	(335)	(279)	(608)	(543)
Unit based compensation expense	1,283	1,405	2,520	2,917
Loss associated with disposal of assets	3	5	3	5
Deferred income taxes	(311)	(56)	(114)	(59)
Amortization of deferred financing costs	272	232	628	464
Changes in operating assets and liabilities:
Accounts receivable	5,452	3,678	398	2,628
Accounts receivable — related party	1,296	829	1,717	1,872
Prepaid expenses, inventory and other assets	(5,096)	(249)	(2,727)	648
Other assets — related party	—	—	—	15
Accounts payable and accrued expenses	(703)	407	3,361	497
Accounts payable and accrued expenses — related party	(1,759)	8,287	(1,038)	7,375
Deferred revenue and other liabilities	(3,027)	(3,414)	(5,044)	(2,647)
Deferred revenue and other liabilities — related party	382	20	366	24
Net cash provided by operating activities	6,215	24,242	15,448	36,757
Cash flows from investing activities:
Additions of property and equipment	(88)	(2,275)	(288)	(3,037)
Acquisition of Hardisty South entities from Sponsor	(75,000)	—	(75,000)	—
Net cash used in investing activities	(75,088)	(2,275)	(75,288)	(3,037)
Cash flows from financing activities:
Distributions	(3,636)	(3,303)	(7,154)	(6,486)
Payments for deferred financing costs	—	—	(13)	—
Vested Phantom Units used for payment of participant taxes	(39)	—	(1,091)	(857)
Proceeds from long-term debt	75,000	—	75,000	—
Repayments of long-term debt	(6,000)	(19,384)	(12,396)	(30,444)
Net cash provided by (used in) financing activities	65,325	(22,687)	54,346	(37,787)
Effect of exchange rates on cash	(108)	(172)	1,057	(395)
Net change in cash, cash equivalents and restricted cash	(3,656)	(892)	(4,437)	(4,462)
Cash, cash equivalents and restricted cash – beginning of period	11,936	16,929	12,717	20,499
Cash, cash equivalents and restricted cash – end of period	$8,280	$16,037	$8,280	$16,037

(1)	The Partnership’s consolidated financial statements have been retrospectively recast to include the pre-acquisition results of the Hardisty South Terminal Acquisition which we acquired effective April 1, 2022 because the transaction was between entities under common control.

USD Partners LP
Consolidated Balance Sheets
At June 30, 2022 and December 31, 2021
(unaudited)

	June 30,	December 31,
	2022	2021 (1)
ASSETS	(in thousands)
Current assets
Cash and cash equivalents	$4,333	$5,541
Restricted cash	3,947	7,176
Accounts receivable, net	6,303	6,764
Accounts receivable — related party	334	2,051
Prepaid expenses	4,572	4,538
Inventory	6,998	3,027
Other current assets	2,353	129
Total current assets	28,840	29,226
Property and equipment, net	149,889	157,854
Intangible assets, net	42,582	48,886
Operating lease right-of-use assets	3,584	5,658
Other non-current assets	8,927	5,392
Total assets	$233,822	$247,016

LIABILITIES AND PARTNERS’ CAPITAL
Current liabilities
Accounts payable and accrued expenses	$9,097	$7,706
Accounts payable and accrued expenses — related party	588	14,131
Deferred revenue	2,697	7,575
Deferred revenue — related party	398	—
Long-term debt, current portion	—	4,251
Operating lease liabilities, current	2,682	4,674
Other current liabilities	12,407	9,012
Other current liabilities — related party	32	64
Total current liabilities	27,901	47,413
Long-term debt, net	230,548	167,370
Operating lease liabilities, non-current	783	793
Other non-current liabilities	5,335	9,585
Total liabilities	264,567	225,161
Commitments and contingencies
Partners’ capital
Common units	(29,373)	16,355
General partner units	—	5,678
Accumulated other comprehensive loss	(1,372)	(178)
Total partners’ capital	(30,745)	21,855
Total liabilities and partners’ capital	$233,822	$247,016

(1)	The Partnership’s consolidated financial statements have been retrospectively recast to include the pre-acquisition results of the Hardisty South Terminal Acquisition which we acquired effective April 1, 2022 because the transaction was between entities under common control.

USD Partners LP
GAAP to Non-GAAP Reconciliations
For the Three and Six Months Ended June 30, 2022 and 2021
(unaudited)

	For the Three Months Ended		For the Six Months Ended
	June 30,		June 30,
	2022	2021 (1)	2022	2021 (1)
	(in thousands)

Net cash provided by operating activities	$6,215	$24,242	$15,448	$36,757
Add (deduct):
Amortization of deferred financing costs	(272)	(232)	(628)	(464)
Deferred income taxes	311	56	114	59
Changes in accounts receivable and other assets	(1,652)	(4,258)	612	(5,163)
Changes in accounts payable and accrued expenses	2,462	(8,694)	(2,323)	(7,872)
Changes in deferred revenue and other liabilities	2,645	3,394	4,678	2,623
Interest expense, net	2,092	1,744	3,593	3,659
Provision for (benefit from) income taxes	(21)	319	459	580
Foreign currency transaction loss (gain) (2)	143	(521)	1,790	(789)
Non-cash deferred amounts (3)	(329)	525	(1,886)	2,198
Adjusted EBITDA attributable to Hardisty South entities prior to acquisition (4)	—	(252)	(258)	(714)
Adjusted EBITDA	11,594	16,323	21,599	30,874
Add (deduct):
Cash paid for income taxes, net (5)	(147)	(248)	(680)	(699)
Cash paid for interest	(1,185)	(1,580)	(2,360)	(3,294)
Maintenance capital expenditures, net	(50)	(235)	(50)	(367)
Cash paid for income taxes, interest and maintenance capital expenditures attributable to Hardisty South entities prior to acquisition (6)	—	142	59	401
Distributable cash flow	$10,212	$14,402	$18,568	$26,915

(1)	The Partnership’s consolidated financial statements have been retrospectively recast to include the pre-acquisition results of the Hardisty South Terminal Acquisition which we acquired effective April 1, 2022 because the transaction was between entities under common control.
(2)	Represents foreign exchange transaction amounts associated with activities between the Partnership’s U.S. and Canadian subsidiaries.
(3)	Represents the change in non-cash contract assets and liabilities associated with revenue recognized at blended rates based on tiered rate structures in certain of the Partnership’s customer contracts and deferred revenue associated with deficiency credits that are expected to be used in the future prior to their expiration. Amounts presented are net of the corresponding prepaid Gibson pipeline fee that will be recognized as expense concurrently with the recognition of revenue.
(4)
Adjusted EBITDA attributable to the Hardisty South entities for the three months ended March 31, 2022 and the three and six months ended June 30, 2021 was excluded from the Partnership’s Adjusted EBITDA, as these amounts were generated by the Hardisty South entities prior to the Partnership’s acquisition and therefore, they were not amounts that could be distributed to the Partnership’s unitholders. Refer to the table provided below for a reconciliation of “Net cash provided by operating activities” to Adjusted EBITDA for the Hardisty South entities prior to acquisition.

(5)	Includes the net effect of tax refunds of $84 thousand received in the second quarter of 2022 associated with carrying back U.S. net operating losses incurred during 2020 and prior periods allowed for by the provisions of the CARES Act.
(6)	Cash payments made for income taxes, interest and maintenance capital expenditures attributable to the Hardisty South entities for the three months ended March 31, 2022 and the three and six months ended June 30, 2021 were excluded from the Partnership’s DCF calculations, as these amounts were generated by the Hardisty South entities prior to the Partnership’s acquisition. Included for the three months ended March 31, 2022 was $59 thousand of cash paid for interest. Included for the three months ended June 30, 2021 was $142 thousand of cash paid for interest. Included for the six months ended June 30, 2021 was $165 thousand of cash paid for income taxes, $307 thousand of cash paid for interest, partially offset by a net refund of $71 thousand related to maintenance capital expenditures.

The following table sets forth a reconciliation of "Net cash provided by operating activities," the most directly comparable financial measure calculated and presented in accordance with GAAP, to Adjusted EBITDA attributable to the Hardisty South entities prior to our acquisition of the entities:

	Three months ended June 30, 2021	Six months ended June 30, 2021	Three months ended March 31, 2022
	(in thousands)

Net cash provided by (used in) operating activities	$10,188	$10,058	$(1,475)
Add (deduct):
Amortization of deferred financing costs	(25)	(50)	(84)
Deferred income taxes	(16)	(31)	(53)
Changes in accounts receivable and other assets	(4,115)	(5,016)	(217)
Changes in accounts payable and accrued expenses	(8,413)	(7,326)	155
Changes in deferred revenue and other liabilities	2,824	3,269	488
Interest expense, net	154	335	117
Provision for income taxes	153	190	59
Foreign currency transaction loss (gain)	(480)	(687)	1,600
Non-cash deferred amounts (1)	(18)	(28)	(332)
Adjusted EBITDA (2)	$252	$714	$258

(1)	Represents the change in non-cash contract assets and liabilities associated with revenue recognized at blended rates based on tiered rate structures in certain of the customer contracts.
(2)	Adjusted EBITDA associated with the Hardisty South entities prior to the Partnership’s acquisition includes the impact of expenses pursuant to a services agreement with USD for the provision of services related to the management and operation of transloading assets. These expenses totaled $37.8 million and $45.9 million for the three and six months ended June 30,2021, respectively and $3.2 million for the three months ended March 31, 2022. Upon the Partnership’s acquisition of the entities effective April 1, 2022, the services agreement with USD was cancelled and a similar agreement was established with the Partnership.

Contact:
Adam Altsuler
Executive Vice President, Chief Financial Officer
(281) 291-3995
aaltsuler@usdg.com

Jennifer Waller
Senior Director, Financial Reporting and Investor Relations
(832) 991-8383
jwaller@usdg.com